Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in the Registration Statement on Form F-9 of Emera Incorporated (the “Corporation”) of our report dated February 11, 2011 to the shareholders of the Corporation on the consolidated balance sheets of the Corporation as at December 31, 2010 and 2009, and the consolidated statements of earnings, cash flows, and changes in shareholders’ equity for each of the years in the two year period ended December 31, 2010.

/s/ Ernst & Young LLP

Halifax, Canada

February 23, 2011